Denmark Bancshares, Inc.

103 E. Main St.

P.O. Box 130

Denmark, WI 54208-0130

Phone: (920) 863-2161

Fax: (920) 863-6159

www.denmarkstate.com

News Release

FOR IMMEDIATE RELEASE: February 6, 2012

CONTACT: John P. Olsen, CEO and President of Denmark Bancshares, Inc.

Jill Feiler, President of Denmark State Bank,

Phone: (920) 863-2161

Denmark Bancshares, Inc. Reports Fourth Quarter 2011 Results

Jack Olsen, CEO and President of Denmark Bancshares, Inc. ("DBI"), the parent company of Denmark State Bank ("DSB") which operates six offices in Brown and Manitowoc County, announced net income of $982,132 or $8.26 per share for the quarter ended December 31, 2011 and $3,611,000, or $30.37 per share for the year ended December 31, 2011, up from $901,142 or $7.57 per share for the quarter ended December 31, 2010 and $3,442,000 or $28.94 per share for the year ended December 31, 2010. Return on assets and return on equity for 2011 were 0.88% and 6.65% respectively, compared to 0.85% and 6.63%, respectively, for the same period one year ago.

"We fell short of our internal projections for net income and loan growth, but given the weak and uneven economic recovery, we are pleased with the 2011 results of operations as net income increased by $170,000 or 5% for the year over 2010," said Mr. Olsen. "Despite the overall weak local and national economy, the area's farm sector faired well with record cattle, milk and corn prices. We are proud to be a financial partner with the local agribusiness community." DBI's agricultural loan portfolio totaled $104.6 million at year-end, an increase of $9.9 million or 10.3% over the prior year end.

Jill Feiler, President of DSB, added that "DBI continued a regular dividend payout by declaring its 55th and 56th consecutive semiannual dividends during 2011, with total dividends of $1.7 million or $14.50 per share for the year. DBI improved its already strong total risk-based capital ratio from 18.3% at December 2010 to 19.6% at year-end 2011. The increased capital ratio was the result of earnings retention, compounded by total asset growth of only 1.4%. DBI is well positioned, from a capital adequacy standpoint, to pursue growth opportunities."

The increase in net income for quarter and year ended December 31, 2011 was due in part to a decrease of $50,000 and $640,000 in the provision for loan losses for the quarter and the year, respectively. DBI's provision for loan losses was $150,000 and $600,000 for the quarter and year ended December 31, 2011, respectively compared to $200,000 and $1,240,000 during the quarter and year ended December 31, 2010, respectively. The ratio of allowance for loan losses to total loans was 2.21% at December 31, 2011, compared to 2.29% at December 31, 2010. Net charge-offs for the quarter and year ended December 31, 2011 totaled $90,000 and $886,000, respectively, compared to net recoveries of $86,000 and net charge-offs of $601,000 for the quarter and year ended December 31, 2010, respectively. DBI's ratio of loans over 30 days past due (including nonaccrual loans) to total loans was 3.58% as of December 31, 2011, compared to 3.04% as of year-end 2010.

Overhead expenses were well maintained as noninterest expenses fell from $2.6 million and $10.6 million for the quarter and year ended December 31, 2010, respectively, to $2.3 million and $9.8 during quarter and year ended December 31, 2011, respectively. The efficiency ratio, a measure of how well overhead expense is controlled in relation to net interest income and other income, was 60% in 2011 compared to 61% during 2010. Net interest income for the fourth quarter of 2011 was $3.4 million compared to $3.6 million for the fourth quarter of 2010. Net interest income for the year ended December 31, 2011 was $13.8 million compared to $14.5 million during 2010. The interest rate spread fell from 3.85% during 2010 to 3.45% during 2011. The decreased spread is the result of a lower yield on investments.

About Denmark Bancshares, Inc.

Denmark Bancshares, Inc., headquartered in Denmark, Wisconsin, is a diversified one-bank holding company.  DBI reported total assets of $426 million as of December 31, 2011. Denmark State Bank, DBI's subsidiary bank, is an independent community bank that offers six full service banking offices located in Brown and Manitowoc Counties in the Villages of Denmark, Bellevue, Maribel, Reedsville, Whitelaw and Wrightstown, serving primarily Brown, Kewaunee, Manitowoc and Outagamie Counties.  Denmark State Bank offers a wide variety of financial products and services including loans, deposits, mortgage banking, and investment services.  DBI also extends farm credit through its subsidiary Denmark Agricultural Credit Corporation. For more information about Denmark State Bank, visit www.denmarkstate.com.

SELECTED FINANCIAL DATA
	Dec 31	Dec 31
(In thousands, except per share data)	2011	2010
Financial Condition (1)
Total Loans	$297,832	$299,355
Allowance for credit losses	6,578	6,864
Investment securities	67,611	63,050
Assets	425,986	420,315
Deposits	327,793	320,499
Other borrowed funds	40,041	43,588
Stockholders' equity	56,023	53,926
Book value per share	$ 471.11	$ 453.47
Financial Ratios
Average equity to average assets	13.23%	12.83%
Tier 1 capital to average assets (leverage)	13.69%	13.51%
Tier 1 capital to risk-weighted assets	18.31%	17.02%
Total capital to risk-weighted assets	19.57%	18.28%
Allowance for credit losses
to total loans (1)	2.21%	2.29%
Loans past due 30 to 90 days to total loans	0.67%	0.15%
Nonaccrual loans to total loans	2.91%	2.88%
Non-performing assets to total assets	2.22%	2.26%
Non-performing loans to allowance for
credit losses (1)	132%	126%
(1) As of the period ending.
	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,
Operating Results	2011	2010	2011	2010
Interest income	$4,340	$4,773	$17,877	$19,495
Interest expense	946	1,136	4,104	4,986
Net interest income	3,394	3,637	13,773	14,509
Provision for credit losses	150	200	600	1,240
Noninterest income	540	551	2,023	2,084
Securities write down for OTTI	54	110	205	120
Noninterest expense	2,274	2,640	9,780	10,589
Net income	982	901	3,611	3,442
Net income per share	$8.26	$7.57	$30.37	$28.94
Operating Ratios
Return on average equity	7.14%	6.78%	6.65%	6.63%
Return on average assets	0.96%	0.90%	0.88%	0.85%
Interest rate spread (tax equivalent)	3.37%	3.90%	3.45%	3.85%
Efficiency ratio	56%	60%	60%	61%